Exhibit 99.5

Down To Business with John Standley

Proposed Merger with Albertsons

Hello everyone, and welcome to Down to Business. Today we shared some important news about a proposed merger with Albertsons Companies, one of the nation’s largest grocery retailers. I wanted to take some to explain why this proposed combination is so exciting and how it accelerates our strategy for the “new” Rite Aid.

For those of you who may be unfamiliar with Albertsons, they operate 20 well-known local banners like Safeway, Shaws and Jewel-Osco. Albertsons serves 34 million customers every week and has over 2,300 stores across 35 states and the District of Columbia.

By combining our complementary businesses, we will create a leading food, health and wellness company with about 4,900 locations, including 4,300 pharmacies and 300 clinics.

For Rite Aid, this merger is transformational because it takes us from being a strong regional pharmacy player and combines us with the number two conventional grocer in the country to create what we believe will be the differentiated leader in food, health and wellness.

We will be an important part of a company with projected annual revenue of $83 billion and will rank first or second in most of the markets in which we operate. The new company will be financially stronger than we are today and will generate significant cash flow to reinvest in the business.

It will also provide us with 1,800 additional pharmacy counters and access to Albertsons expertise in food and consumables, including their extensive own brands portfolio and food manufacturing capabilities that will help us in further transforming the front-end of our stores.

Most Albertsons pharmacies will be rebranded as Rite Aid, and we will continue to operate Rite Aid stand-alone pharmacies, creating a network that ranks first or second in 70% of our pharmacy locations.

In addition to utilizing our existing pharmacy network, our EnvisionRxOptions PBM will enable us to generate additional traffic in our combined store networks, and RediClinic and Health Dialog will continue to serve as important offerings in meeting the health and wellness needs of our patients.

Together with Albertsons, we will have greater resources like the ability to leverage our loyalty programs to drive cross-traffic between grocery and pharmacy locations and gain enhanced customer insights.

A big reason why we’re excited about this transaction is that both companies have strong leadership teams that really understand the business and recognize what a great opportunity we have.

Albertsons’s current Chairman and CEO Bob Miller will serve as Chairman, and I have been asked to serve as CEO.

The company is expected to be comprised of leadership from both companies and will be dual headquartered in Boise, Idaho, and Camp Hill, Pennsylvania. The company’s name will be determined by transaction close.

The board of directors will include four directors named by Rite Aid, four directors named by Albertsons and one jointly appointed independent director.

In terms of the financial details, this combined company is expected to trade on the New York Stock Exchange. Rite Aid shareholders will have two options for deciding how they would like to participate under the terms of the agreement.

With the first option, in exchange for every 10 Rite Aid shares, they can receive one share of Albertson’s Companies stock plus $1.83 in cash. With the second option, for every 10 Rite Aid shares, they can receive 1.079 shares of Albertson’s Companies.

The transaction is expected to close in the second half of calendar 2018. Until then, Albertsons and Rite Aid will continue to operate as separate companies.

The merger is also subject to approval by Rite Aid shareholders, regulatory agencies and other customary closing conditions.

It’s important to note that this proposed transaction does not affect the transfer of stores to Walgreens Boots Alliance or the support we have agreed to provide to Walgreens-owned Rite Aid branded stores.

Over the past several years, your focus and commitment have enabled us to transform our company through initiatives such as our wellness+ loyalty program and expanded clinical services like our highly successful flu shot program. It’s even more impressive that we have continued this transformation during a time of significant change for our organization.

As a leadership team, we’re constantly exploring options to find the best way forward, and we believe this proposed combination gives us an unprecedented opportunity to further transform the retail and healthcare landscape while accelerating our strategy for the “new” Rite Aid.

As we look to make the most of this opportunity, the most important thing we can do is to continue supporting each other in effectively serving our customers, who rely on us every day to meet their health, wellness and shopping needs.

We have an extraordinary team with a proven ability to deliver a great Rite Aid experience, which should give us tremendous confidence that we can continue to drive positive momentum throughout our business in the weeks and months ahead.

While our vision for the future has evolved, our immediate priorities have not changed. It will be critical for all of us to help engage our customers through clinical pharmacy services, flu shots and wellness+ as we enter the Easter shopping season.

Remember, behind every positive result, is a positive customer experience. Thanks for watching, and thanks the great work you do each and every day to make Rite Aid a trusted destination for health and wellness.

Important Notice Regarding Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the pending merger agreement between Rite Aid Corporation (“Rite Aid”) and Albertsons Companies Inc. (“Albertsons Companies”) and the transactions contemplated thereby, and the parties perspectives and expectations, are forward looking statements.  Such statements include, but are not limited to, statements regarding the benefits of the proposed merger, integration plans, anticipated future financial and operating performance and results, the expected management and governance of the combined company, and the expected timing of the transactions contemplated by the merger agreement.  The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.  Such risks and uncertainties include, but are not limited to, risks related to the expected timing and likelihood of completion of the pending merger, including the risk that the transaction may not close due to one or more closing conditions to the transaction not being satisfied or waived, such as regulatory approvals not being obtained, on a timely basis or otherwise, or that a governmental entity prohibited, delayed or refused to grant approval for the consummation of the transaction or required certain conditions, limitations or restrictions in connection with such approvals, or that the required approval of the merger agreement by the stockholders of Rite Aid was not obtained; risks related to the ability of Albertsons Companies and Rite Aid to successfully integrate the businesses; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement (including circumstances requiring Rite Aid to pay Albertsons Companies a termination fee pursuant to the merger agreement); the risk that there may be a material adverse change of Rite Aid or Albertsons Companies; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Rite Aid’s common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Rite Aid to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; risks related to successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; and risks associated with the financing of the proposed transaction. A further list and description of risks and uncertainties can be found in Rite Aid’s Annual Report on Form 10-K for the fiscal year ending March 4, 2017 filed with the Securities and Exchange Commission (“SEC”) and will be found in the Form S-4 that will be filed with the SEC by Albertsons Companies in connection with the proposed merger, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements relate only to the date they were made, and Rite Aid undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.  All information regarding Rite Aid assumes completion of Rite Aid’s previously announced transaction with Walgreens Boots Alliance, Inc.  There can be no assurance that the consummation of such transaction will be completed on a timely basis, if at all.  For further information on such transaction, see Rite Aid’s Form 8-K filed with the SEC on February 8, 2018.

Additional Information and Where to Find It

In connection with the proposed strategic combination involving Rite Aid and Albertsons Companies Inc., Rite Aid and Albertsons Companies Inc. intend to file relevant materials with the SEC, including that Albertsons Companies Inc. will file a registration statement on Form S-4 that will include a proxy statement/prospectus to be distributed to Rite Aid stockholders.  Rite Aid will mail the proxy statement/prospectus and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  RITE AID’S EXISTING PUBLIC FILINGS WITH THE SEC SHOULD ALSO BE READ, INCLUDING THE RISK FACTORS CONTAINED THEREIN.

Investors and security holders may obtain copies of the Form S-4, including the proxy statement/prospectus, as well as other filings containing information about Rite Aid, free of charge, from the SEC’s Web site (www.sec.gov). Investors and security holders may also obtain Rite Aid’s SEC filings in connection with the transaction, free of charge, from Rite Aid’s Web site (www.RiteAid.com) under the link “Investor Relations” and then under the tab “SEC Filings,” or by directing a request to Rite Aid, Byron Purcell, Attention:  Senior Director, Treasury Services & Investor Relations.  Copies of documents filed with the SEC by Albertsons Companies Inc. will be made available, free of charge, on Albertsons Companies’ website at www.albertsonscompanies.com.

Participants in Solicitation

Rite Aid, Albertsons Companies Inc. and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Rite Aid common stock in respect of the proposed transaction. Information regarding Rite Aid’s directors and executive officers is available in its definitive proxy statement for Rite Aid’s 2017 annual meeting of stockholders filed with the SEC on June 7, 2017, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement. Information about the directors and executive officers of Albertsons Companies will be set forth in the Form S-4.  Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus when it becomes available. These documents can be obtained free of charge from the sources indicated above. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.